                                                                    EXHIBIT 12.1

                     Ratio of Earnings to Fixed Charges

                                                      Three months ended               Fiscal years ended
                                                           April 30,                       January 31,
                                                      ------------------           ---------------------------
                                                     1998           1997           1998        1997        1996
                                                     ----           ----           ----        ----        ----
Ratio of net earnings (loss) before fixed
   charges to fixed charges                         1.87:1       (6.79):1        (1.19):1    (8.95):1   (75.76):1
                                                    ======       ========        ========    ========    ========


                                 EXHIBIT 12.1

   The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows (in thousands):


                                                      Three months ended               Fiscal years ended
                                                           April 30,                       January 31,
                                                      ------------------           ---------------------------
                                                     1998           1997           1998        1997        1996
                                                     ----           ----           ----        ----        ----
Net earnings (loss)                                 $1,572       $(20,069)       $(18,149)   $(86,916)   $(17,680)

Fixed charges:
   Interest expenses                                 1,296          1,965           6,054       6,727          89

   Portion of rent expense deemed to represent
      interest factor                                  512            344           1,958       1,125          83

   Interest expense                                      -            268             268         880          58
                                                    ------       --------        --------    --------    --------
     Total fixed charges                             1,808          2,577           8,280       8,732         230
                                                    ------       --------        --------    --------    --------
Net earnings (loss) before fixed charges            $3,380       $(17,492)       $ (9,869)   $(78,184)   $(17,450)
                                                    ======       ========        ========    ========    ========
Deficiency of net earnings to cover
   fixed charges                                     N/A         $ 20,069         $18,149     $86,916    $ 17,680
                                                    ======       ========        ========    ========    ========